UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2026 (January 23, 2026)

TCW Steel City Senior Lending BDC

(Exact name of registrant as specified in its charter)

Delaware	000-56771	33-1515587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Clarendon Street, 51st Floor Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

(617) 936-2275

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On January 23, 2026, TSC BDC Financing 1 LLC (the “Borrower”), a newly-formed, wholly-owned, special purpose financing subsidiary of TCW Steel City Senior Lending BDC (the “Company”) entered into a senior secured credit facility (the “Credit Facility”) pursuant to a loan and servicing agreement (the “Credit Agreement”) with Barings Direct Investments LLC (“Barings”), as administrative agent, facility servicer, and collateral custodian, the lenders from time to time party thereto and City National Bank, as revolving administrative agent. Certain terms of the Credit Agreement are described below, and reference is made to the Credit Agreement for complete terms and conditions.

Under the Credit Facility, the lenders have agreed to extend credit to the Borrower in an aggregate principal amount of up to $475 million of revolving and delayed draw term loans (the “Maximum Commitment”), subject to compliance with a borrowing base. The Maximum Commitment may be periodically increased in amounts designated by the Borrower up to an aggregate principal amount of $2 billion, subject to lender consent and obtaining commitments for the increase. The Borrower may make borrowings of (i) revolving loans under the Credit Facility during the period commencing January 23, 2026 and ending on January 23, 2029 and (ii) term loans under the Credit Facility during the period commencing January 23, 2026 and ending on January 23, 2036, unless, in the case of (i) and (ii), there is an earlier termination of the Credit Facility or event of default thereunder. The Credit Facility will mature on January 23, 2036. Loans under the Credit Facility will bear interest at a fluctuating rate of interest per annum equal to, at the Borrower’s option for (a) delayed draw term loans, either (i) three-month SOFR plus the facility margin of 2.35% per annum, or (ii) one-month SOFR plus the facility margin of 2.35% per annum, and (b) revolving loans, daily simple SOFR plus the facility margin of 2.35%.

The Borrower’s obligations under the Credit Facility are secured by a first priority security interest in (a) all of the assets of the Borrower, including its portfolio of loans and (b) all of the membership interests of the Borrower owned by the Company. On the closing date, the Company contributed a portfolio of loans to the Borrower in exchange for 100% of the membership interest of the Borrower and, after the closing date, the Company may continue to contribute or sell additional loans to the Borrower from time to time, which shall be pledged in favor of the lenders under the Credit Facility.

Under the Credit Facility, the Borrower has made customary representations and warranties and is required to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar credit facilities. The Credit Facility also includes events of default that are customary for similar credit facilities.

Borrowings of the Borrower are non-recourse to the Company, other than the limited pledge of the membership interests of the Borrower, but are considered borrowings of the Company for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended.

The foregoing description of the Credit Agreement is a summary only and is qualified in all respects by the provisions of such agreement, a copy of which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 23, 2026, the board of trustees of the Company approved an Amended and Restated Declaration and Agreement of Trust to align its terms with the terms to which investors previously agreed under the Limited Partnership Agreement of TCW Steel City Perpetual Levered Fund LP, prior to the Company’s conversion from a Delaware Limited Partnership to a Delaware Statutory Trust.

The foregoing description of the Amended and Restated Declaration and Agreement of Trust is a summary only and is qualified in all respects by the provisions of such agreement, a copy of which is attached as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

3.1	Amended and Restated Declaration and Agreement of Trust, dated as of January 23, 2026

10.1	Loan and Servicing Agreement, dated as of January 23, 2026, by and among TSC BDC Financing 1 LLC, the lenders party thereto, Barings Direct Investments LLC, City National Bank and TCW PT Management Company LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2026	TCW Steel City Senior Lending BDC

/s/ Andrew Kim
Andrew Kim
Chief Financial Officer and Treasurer